Exhibit 3.3

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160252298-67
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/03/2016 9:15 AM
	Entity Number C3107-1989

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Validian Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series C Convertible Preferred Stock:

1. Designation, Amount and Stated Value. The shares of this Certificate shall be designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting this Series C Preferred Stock Certificate shall be five thousand (5,000) and stated value of each share of Series C Preferred Stock shall be equal to $1000 (one thousand dollars) (the "Stated Value"). Such number of shares may be increased or decreased by resolution of the board of directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Stock. (continued in attachment)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Bruce Benn

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

2.

Dividends and Distributions. So long as any Series C Preferred Stock shall remain outstanding, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (or any similar stock) unless the holder of Series C Preferred Stock (each, a “Holder”) shall simultaneously receive a dividend on each outstanding share of Series C Preferred Stock in an amount equal to the dividend the Holder would have been entitled to receive upon conversion, in full, of one share of Series C Preferred Stock immediately prior to the record date for determination of holders entitled to receive such dividend.

3.

Voting Rights.

3.1

On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), the Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by the Holder are convertible as of the record date for determining the stockholders entitled to vote on such matter.

3.2

Except as otherwise provided herein, in any other certificate of designations creating a series of Preferred Stock or any similar stock, or by law, the Holders and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

3.3

Except as set forth herein, or as otherwise provided by law, Holders shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

3.4

In no event shall the Holder be entitled to convert any portion of this Series C Preferred Stock in excess of that portion of this Series C Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series C Preferred Stock or the unexercised or unconverted portion of any other security of the Holder subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Series C Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso.  Holder may waive the limitations set forth herein by sixty-one (61) days prior written notice to the Company.

4.

Conversion.

4.1

Conversions at Option of the Holder. Each share of Series C Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 4.3),

at the option of the Holder, at any time, by dividing the Stated Value of such share of Series C Preferred Stock by the Conversion Price.

4.2

Conversion Price.  The conversion price for the Series C Preferred Stock shall equal U.S.$0.03 per share of Common Stock, subject to adjustment herein (the “Conversion Price ”).

4.3

Conversion Restrictions.  Anything set forth herein to the contrary notwithstanding:

(a)

In no event shall the Holder be entitled to convert any portion of this Series C Preferred Stock in excess of that portion of this Series C Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series C Preferred Stock or the unexercised or unconverted portion of any other security of the Holder subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Series C Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso.  Holder may waive the limitations set forth herein by sixty-one (61) days prior written notice to the Company.

(b)

If the Corporation is listed on a Trading Market that is a National Market and the Corporation has not previously obtained Shareholder Approval, and such National Market requires Shareholder Approval then the Corporation may not issue in excess of the Issuable Maximum upon conversions of the Series C Preferred Stock.  If on any Conversion Date: (A) the aggregate number of shares of Common Stock that would then be issuable upon a conversion by the Holder of Series C Preferred Stock would exceed the Issuable Maximum, and (B) the Corporation shall not have previously obtained Shareholder Approval, then the Corporation shall issue to the converting Holder a number of shares of Common Stock up to the Issuable Maximum.  The Corporation and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversions of the Note shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

(c)

If, upon any Conversion Date there is not a sufficient number of authorized shares of Common Stock (that are not issued, outstanding or reserved for issuance) available to effect the entire conversion, such conversion shall not exceed the Issuable Maximum; however, the Corporation shall use its best efforts to obtain Shareholder Approval within four (4) months of such Conversion Date to permit the balance of the conversion.

4.4

Mechanics and Effect of Conversion.

(a)

A Holder shall effect conversions under Section 4 by delivering to the Corporation a Conversion Notice.  Promptly after receipt by the Corporation of a Conversion

Notice, the Corporation shall (A) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in the name of the Holder a certificate for the Conversion Shares or (B) instruct the Corporation’s transfer agent to issue such Conversion Shares in book entry form and promptly notify Holder of same.  The Holder shall be deemed to have become holder of record of such Conversion Shares as of the Conversion Date.

(b)

Conversion Shares shall be restricted securities, not transferable unless registered under the Securities Act of 1933 or such transfer is permitted pursuant to an exemption from such registration under such Act.

(c)

Unless a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock issued upon conversion of the Series C Preferred Stock has been filed with the Securities and Exchange Commission, each share issued upon conversion of the Series C Preferred Stock shall be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THE 1933 ACT AND SUCH LAWS OR AN EXCEPTION FROM REGISTRATION IS AVAILABLE.”

(d)

Upon conversion of all of this Series C Preferred Stock Certificate in accordance with Section 4 hereof, all rights with respect to this Series C Preferred Stock Certificate shall terminate, whether or not the Series C Preferred Stock Certificate has been surrendered for cancellation, and the Company will be forever released from all of its obligations and liabilities under this Series C Preferred Stock Certificate, except if Holder partially converts the Series C Preferred Stock Certificate Note pursuant to Section 4 hereof, whereby all rights with respect to the portion of the Series C Preferred Stock Certificate that has been converted will terminate pursuant to this Section 4.4, but the remainder of the Series C Preferred Stock Certificate Note will possess all of the rights granted in this Series C Preferred Stock Certificate.

4.5

Fractional Shares.  Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share.

4.6

Transfer Taxes.  The issuance of certificates for Conversion Shares on conversion of the Series C Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series C Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

5.

Reacquired Shares.  Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other certificate of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

6.

Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “ Liquidation”), each Holder shall be entitled to receive for each share of Series C Preferred Stock, after distributions have been made to the holders of Series A and Series B Preferred Stock, pari passu with the holders of all other classes of preferred stock and before distributions to the holders of Common Stock, out of the assets, whether capital or surplus, of the Corporation an amount equal to the greater of:

(i) the Stated Value (the "Distribution") for each Series C Preferred Share the Holder holds at that time; or

(ii) the amount distributable with regard to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by the Holder are convertible as of the date of the Liquidation.

7.

Certain Adjustments.

7.1

Stock Dividends and Splits.  If the Corporation, at any time while the Series C Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, any series of preferred stock then outstanding); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

7.2

Pro Rata Distributions.  If the Corporation, at any time while there are any shares of Series C Preferred Stock issued or outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock described in  this Section 7.2), (iii) rights or warrants to subscribe for or purchase any security, or (iv) cash or any other asset (in each case, “Distributed Property”), then, at the request of any Holder delivered before the 90th day after the record date fixed for determination of stockholders entitled to receive such distribution, the Corporation will deliver to any such Holder, within five (5) Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that any such Holder would have been entitled to receive in respect of the Conversion Shares for which the shares of Series C Preferred Stock could have been converted immediately prior to such record date.  If such Distributed Property is not delivered to any such Holder pursuant to the preceding sentence, upon any conversion by any such Holder of such Holder’s shares of Series C Preferred Stock that occurs after such record date, any such Holder shall be entitled to receive, in addition to the Conversion Shares otherwise issuable upon such conversion, the Distributed Property that any such Holder would have been entitled to receive in respect of such number of Conversion Shares had any such Holder been the record holder of such Conversion Shares immediately prior to such record date.

7.3

Fundamental Changes.  If, at any time while there are any shares of Series C Preferred Stock issued or outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than the Holder), (ii) the Corporation or a/the subsidiary effects any sale of all or substantially all of either of their assets in one or more transactions (other than the Holder), (iii) any tender offer or exchange offer (whether by the Corporation or another Person other than the Holder) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock described in Section 7.1) (in any such case, a “Fundamental Change”), then upon any subsequent conversion of Series C Preferred Stock, any Holder thereof shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Change, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Change, then such Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of such Holder's Series C Preferred Stock following such Fundamental Change.

7.4

Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

7.5

Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 7, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare and deliver to the Holder a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.

8.

Reservation of Shares.  The Company shall, so long as any of shares of Series C Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, a sufficient number of shares for the purpose of effecting conversion of such shares of Series C Preferred Stock.

9.

Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing the shares of Series A Preferred Stock and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the certificate, the Company shall execute and deliver a new preferred stock certificate of like tenor and date.

10.

Definitions.

i.

 “As Converted Common Stock” means the sum of  the total number of shares of Common Stock issued and outstanding plus the total number of shares of Common Stock into which all issued and outstanding shares of Series C Preferred Stock is convertible (regardless of whether there are sufficient authorized but unissued shares of Common Stock to issue upon such conversion).

ii.

“Certificate of Designations” means the Certificate of Designation of  Series C Convertible Preferred Stock.

iii.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

iv.

Common Stock Equivalency” means for the Holders, the percentage obtained by dividing the number of shares of Common Stock into which such Holder’s Series C Preferred Stock is convertible (regardless of whether there are sufficient authorized but unissued shares of Common Stock to issue upon such conversion) by the As Converted Common Stock.

v.

“Conversion Date”  means the date any Conversion Notice is received by the Corporation pursuant to Section 4.4(a).

vi.

“Conversion Notice” means a written instruction from a Holder to the Corporation stating the Holder’s conversion of all or a portion of such Holder’s shares of  Series C Preferred Stock and indicating the number of shares of Series C Preferred Stock being so converted, with the form of such instructions attached hereto as Annex A.

vii.

“Conversion Price” shall have the meaning set forth in Section 4.2.

viii.

  “Conversion Shares” means the number of shares of Common Stock issuable upon conversion of Series C Preferred Stock.

ix.

“Convertible Securities” means any convertible securities, preferred stock, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.

x.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization or other entity.

xi.

 "Stated Value” shall have the meaning set forth in Section 1.

xii.

 “Trading Days” means any day that the Trading Market upon which the Common Stock trades or is quoted is open.

xiii.

“Trading Market” means any markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question, including: (a) the following “National Markets”: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or (b) the OTC Markets (or any successors to any of the foregoing).